Exhibit 99.2

STONE ENERGY CORPORATION

Announces Filing for Court Approval of Prepackaged Restructuring Plan

LAFAYETTE, LA. December 14, 2016

Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”), and its domestic subsidiaries (together with the Company, the “Debtors”), today announced that they had filed voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to pursue a pre-packaged plan of reorganization (as amended, the “Plan”) in accordance with its previously announced comprehensive balance sheet restructuring efforts.

As previously disclosed, on November 17, 2016, the Debtors commenced a solicitation to seek acceptance by a majority of those voting in each voting class of claims of the Company’s creditors under the Plan, including (a) the lenders (the “Banks”) under the Fourth Amended and Restated Credit Agreement, dated as of June 24, 2014, as amended, modified, or otherwise supplemented from time to time (the “Credit Agreement”) among Stone as borrower, Bank of America, N.A. as administrative agent and issuing bank, and the financial institutions named therein, and (b) the holders of the Company’s 1 3/4% Senior Convertible Notes due 2017 (the “Convertible Notes”) and the Company’s 7 1/2% Senior Notes due 2022 (the “2022 Notes” and, together with the Convertible Notes, the “Notes” and the holders thereof, the “Noteholders”). Stone expects the solicitation period to end on December 16, 2016. Copies of the Plan, then in effect, and the disclosure statement related to the solicitation were furnished as Exhibit 99.1 to Stone’s Current Report on Form 8-K filed on November 18, 2016.

As previously announced, on October 20, 2016, the Debtors and Noteholders holding approximately 85.4% of the aggregate principal amount of Notes executed a restructuring support agreement (the “Original RSA”). On December 14, 2016, the Debtors, the Noteholders holding approximately 79.7% of the aggregate principal amount of Notes and the Banks holding 100% of the aggregate principal amount owing under the Credit Agreement entered into an Amended and Restated Restructuring Support Agreement (the “A&R RSA”) that amends, supersedes and restates in its entirety the Original RSA. In connection with entry into the A&R RSA and the commencement of the bankruptcy cases, the Debtors amended the Plan.

Pursuant to the terms of the Plan as revised to be consistent with the terms of the A&R RSA and the term sheet annexed to the A&R RSA (the “Term Sheet”), Noteholders, Banks and other interest holders will receive treatment under the Plan, summarized as follows:

•	Noteholders will receive their pro rata share of (a) $100 million of cash, (b) 96% of the common stock in reorganized Stone and (c) $225 million of new 7.5% second lien notes due 2022.

•	Existing common stockholders of Stone will receive their pro rata share of 4% of the common stock in reorganized Stone and warrants for up to 10% of the post-petition equity exercisable upon the Company reaching certain benchmarks pursuant to the terms of the proposed new warrants.

•	Banks signatory to the A&R RSA will receive their respective pro rata share of commitments and obligations under an amended Credit Agreement on the terms set forth in Exhibit 1 to the Term Sheet, as well as their respective share of the Company’s unrestricted cash, as of the effective date of the Plan, in excess of $25 million, net of certain fees, payments, escrows or distributions pursuant to the Plan and the PSA, defined below.

•	Banks not signatory to the A&R RSA will have the option to receive either (a) the same treatment as the Banks signatory to the A&R RSA, or (b) their respective pro rata share of new senior secured term loans plus collateral for their respective pro rata share of issued but undrawn letters of credit.

•	All claims of creditors with unsecured claims other than claims by the Noteholders, including vendors, shall be unaltered and will be paid in full in the ordinary course of business to the extent such claims are undisputed. Stone estimates that such unsecured claims are in the range of approximately $17 million to $27 million in the aggregate.

Each of the foregoing common equity percentages in reorganized Stone is subject to dilution from the exercise of the new warrants described above and a management incentive plan.

The A&R RSA contains certain covenants on the part of the Debtors and the Noteholders and Banks who are signatories to the A&R RSA, including that such Noteholders and Banks will vote in favor of the Plan, support the sale of approximately 86,000 net acres in the Appalachia regions of Pennsylvania and West Virginia (the “Properties”) to an affiliate of Tug Hill, Inc., pursuant to the terms of that certain Purchase and Sale Agreement, dated October 20, 2016, as amended on December 9, 2016 (the “PSA”), and otherwise facilitate the restructuring transaction, in each case subject to certain terms and conditions in the A&R RSA. The consummation of the Plan will be subject to customary conditions and other requirements, as well as the sale by Stone of the Properties for a cash purchase price of at least $350 million and approval of the Bankruptcy Court. The A&R RSA also provides for termination by each party, or by any party, upon the occurrence of certain events, including without limitation, termination by the Noteholders or the Banks upon the failure of the Company to achieve certain milestones set forth in Schedule 1 to the A&R RSA.

The foregoing descriptions of the A&R RSA and the Plan are qualified by reference to the full text of such documents, copies of which are attached as Exhibits 10.1 and 99.1, respectively, to Stone’s Current Report on Form 8-K filed today.

Assuming implementation of the Plan, Stone expects to eliminate approximately $1.2 billion in principal amount of outstanding debt.

No trustee has been appointed, and Stone and its subsidiaries will continue to operate as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. To assure ordinary course operations, Stone is seeking approval from the Bankruptcy Court for a variety of “first day” motions, including authority to maintain bank accounts and other customary relief.

Subject to the approval of the Bankruptcy Court, the Plan is expected to be consummated in approximately 90 days. Stone believes it has adequate liquidity to maintain its operations in the ordinary course and does not intend to seek any debtor-in-possession financing during the pendency of the bankruptcy cases. Stone plans, subject to approval by the Bankruptcy Court, to continue to pay vendors, royalty owners and other parties in the ordinary course throughout the bankruptcy process.

Stone has been in contact with the New York Stock Exchange (the “NYSE”) and anticipates the continued listing of its common stock on the NYSE throughout the bankruptcy process so long as the Company continues to meet the minimum continued listing standards set forth by the NYSE.

The information contained in this press release is for informational purposes only and does not constitute an offer to buy, nor a solicitation of an offer to sell, any securities of the Company, nor does it constitute a solicitation of consent from any persons with respect to the transactions contemplated hereby and thereby. While Stone expects the restructuring will take place in accordance with the Plan, there can be no assurance that Stone will be successful in completing a restructuring.

Concurrent with filing the bankruptcy petitions, David Lawrence’s role as Special Liaison of the Independent Directors to work together with the management of Stone to help with assessing restructuring alternatives came to an end. Mr. Lawrence will continue in his role as an independent director throughout the reorganization process.

The Debtors filed their voluntary chapter 11 petitions and the Plan in the U.S. Bankruptcy Court for the Southern District of Texas in Houston. Information about the bankruptcy cases can be found at http://dm.epiq11.com/StoneEnergy or by calling +1-888-243-5081 (toll-free in North America) or +1-503-520-4474 (outside of North America).

Stone is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the ability to consummate the sale of the Properties as contemplated by the PSA; the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of the Plan; effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; and the risk factors and known trends and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, respectively. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Contact:

Jennifer E. Mercer

Epiq Strategic Communications for Stone Energy

310-712-6215

jmercer@epiqsystems.com